UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 15, 2006

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32922	05-0569368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 South 2nd Street
Pekin, IL		61554
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (309) 347-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 15, 2006, Aventine Renewable Energy, Inc. (the “Borrower”), an indirect subsidiary of Aventine Renewable Energy Holdings, Inc., amended and restated its existing revolving credit facility with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to an Amended and Restated Credit Agreement, dated as of September 15, 2006, among the Borrower, Aventine Renewable Energy, LLC  (the “Parent”), the lenders named therein and JPMorgan, as administrative agent (the “Amended and Restated Credit Agreement”), which amends and restates the Credit Agreement, dated as of May 30, 2003, among the Borrower, the Parent, the lenders named therein, and JPMorgan, as administrative agent (as previously amended, the “Existing Credit Agreement”).

The aggregate amount available under the Amended and Restated Credit Agreement is the lesser of $30 million, or the sum of 75% of accounts receivable plus 50% of inventory.  The aggregate amount available may be used for letters of credit issued on behalf of the Borrower, as well as for revolving loans.  The Amended and Restated Credit Agreement eliminates a borrowing base formula, certain restrictive covenants and certain reporting requirements in effect under the Existing Credit Agreement, including a capital expenditure limitation and the submission of a monthly borrowing base certificate.  The terms of the Amended and Restated Credit Agreement also include:

Interest and Fees.  Under the secured revolving credit facility, borrowings generally bear interest, at our option, at the following rates (i) the London Interbank Offered Rate (“LIBOR”) plus a margin of 0.75%, or (ii) the greater of (a) the prime rate in effect or (b) the fed funds rate plus a margin of 0.005%.  Accrued interest is payable monthly on outstanding principal amounts, or at the end of the applicable interest period (or every three months if the interest period exceeds three months) in the case of LIBOR loans.  In addition, fees and expenses are payable based on unused borrowing availability (0.15% per annum) and for administrative and legal costs.

Maturity.  The maturity date of the secured revolving credit facility is September 14, 2007, at which time all amounts borrowed under the facility will become due and outstanding letters of credit must be cash collateralized.  The facility may be terminated early upon the occurrence of an event of default.

Security.  The obligations under the secured revolving credit facility are secured  pursuant to an Amended and Restated Guaranty and Security Agreement dated as of September 15, 2006 among the Parent, the Borrower and the other subsidiaries of Parent party thereto and JPMorgan, as collateral agent, by (i) a first priority lien on substantially all of our assets, including inventory, accounts receivable and equipment, and (ii) a first priority pledge of the capital stock of the borrower and any existing and future subsidiaries of the Company and its wholly-owned subsidiaries.

Covenants.  The secured revolving credit facility contains customary representations and warranties, as well as covenants which, among other things, limit our ability to incur additional indebtedness and liens; enter into transactions with affiliates; authorize or issue preferred stock or other equity having mandatory redemption rights, make negative pledges; consolidate, merge or effect asset sales; invest in non-guarantor subsidiaries; enter into sale/leaseback transactions or change the nature of our business.

Events of Default and Acceleration.  The secured revolving credit facility contains customary events of default for credit facilities of this size and type, and includes, without limitation, payment defaults; defaults in performance of covenants or other agreements contained in the transaction documents; inaccuracies in representations and warranties; defaults under hedging and other agreements in excess of $1 million; certain bankruptcy or insolvency events; the rendering of certain judgments in excess of $1 million; certain ERISA events; certain change in control events and the defectiveness of any liens under the secured revolving credit facility.  Obligations under the secured revolving credit facility may be accelerated upon the occurrence of an event of default.

The Amended and Restated Credit Agreement removes restrictive capital expenditure covenants that did not reflect the Company’s growth plans.  The Amended and Restated Credit Agreement also provides for lower interest rates, commitment fees, and administrative fees.

A copy of the Amended and Restated Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  A copy of the Amended and Restated Guaranty and Security Agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(a)           Financial statements of businesses acquired — Not Applicable

(b)           Pro forma financial information — Not Applicable

(d)                                 Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of September 15, 2006, among the Borrower, its Parent, the lenders named therein and JPMorgan, as administrative agent.

10.2

Amended and Restated Guaranty and Security Agreement, dated as of September 15, 2006, among the Parent, the Borrower and the other subsidiaries of Parent party thereto and JPMorgan, as collateral agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  September 19, 2006

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ William J. Brennan
William J. Brennan
Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of September 15, 2006, among the Borrower, its Parent, the lenders named therein and JPMorgan, as administrative agent.

10.2

Amended and Restated Guaranty and Security Agreement, dated as of September 15, 2006, among the Parent, the Borrower and the other subsidiaries of Parent party thereto and JPMorgan, as collateral agent.